SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities
                            Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/
Check the appropriate box:
     /_/   Preliminary Proxy Statement       /_/  Confidential, for Use of the
                                                  Commission Only (as
     /X/   Definitive Proxy Statement             permitted by Rule 14a-6(e)(2))

     /_/   Definitive Additional Materials

     /_/   Soliciting Material Pursuant to
           ss. 240.14a-12

                           COMPLETEL EUROPE N.V.
_______________________________________________________________________________
              (Name of Registrant as Specified In Its Charter)

                                    N/A
_______________________________________________________________________________
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     /X/   No fee required.
     /_/   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
           0-11.
           (1) Title of each class of securities to which transaction applies:
_______________________________________________________________________________
           (2) Aggregate number of securities to which transaction applies:
_______________________________________________________________________________
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth
               the amount on which the filing fee is calculated and
               state how it was determined):
_______________________________________________________________________________
           (4) Proposed maximum aggregate value of transaction:
_______________________________________________________________________________
           (5) Total fee paid:
_______________________________________________________________________________
     /_/   Fee paid previously with preliminary materials.

     /_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           1) Amount Previously Paid: _________________________________________
           2) Form, Schedule or Registration Statement No.:____________________
           3) Filing Party: ___________________________________________________
           4) Date Filed:______________________________________________________



                           COMPLETEL EUROPE N.V.

          NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

                        TO BE HELD DECEMBER 16, 2002



TO THE SHAREHOLDERS OF
COMPLETEL EUROPE N.V.

         We, CompleTel Europe N.V., invite you to attend our extraordinary general meeting of shareholders (the "Meeting") that will take place at the offices of Stibbe, Stibbetoren, Strawinskylaan 2001 1077 ZZ Amsterdam, The Netherlands. This meeting will begin at 1:00 pm local time on Monday, December 16, 2002. The agenda of the meeting is as follows:

         1.       Opening

         2. To designate the present members of the Supervisory Board as Supervisory Directors A

         3.    To appoint the following nominees as Supervisory Directors
               B:

               First position

               First nominee: Jean-Pierre Vandromme

               Second nominee: Marie-Laure Ducamp Weisberg

               Second position

               First nominee: Duncan Lewis

               Second nominee: Paul Alexander Joost Westhoff

         4. To appoint the following nominees as Supervisory Director C until the close of the annual general meeting at which our accounts for the financial year ended December 31, 2002 are considered:

               First position

               First nominee: Jean-Marie Descarpentries

               Second nominee: Marie-Laure Ducamp Weisberg

               Second position

               First nominee: Dominique Vignon

               Second nominee: Paul Alexander Joost Westhoff

         5. To approve the Remuneration Plan for Supervisory Directors B and C and to determine that each of the Supervisory Directors B and C will receive 20,000 options under the Remuneration Plan.

         6. To appoint Deloitte & Touche as our independent auditors until the close of the annual general meeting at which are accounts for the financial year ended December 31, 2002 are considered

         7. To discuss such other business as may properly come before the meeting

         8.    Closing

         Our proxy statement, the proxy card and attendance form, and our 2001 annual report are included with this notice of our meeting. On or prior to December 3, 2002, we first mailed this package of documents to each registered holder of our shares at the close of business on November 29, 2002. Furthermore, each broker, dealer or other participant in the clearing systems of Euroclear France S.A. who, at this time, might have held our shares on behalf of beneficial owners has been supplied with the number of document packages that it requested for distribution to beneficial owners.

         From today until the close of our Meeting, our proxy materials will be available on our website: www.completel.com and open for inspection at our registered offices located at Blaak 16, 3011 TA Rotterdam, The Netherlands, and at the offices of SNS Securities N.V. located at 162 Nieuwezijds Voorburgwal, 1012 SJ Amsterdam, The Netherlands.

         Copies of these documents can be obtained free of charge by our registered shareholders, and other persons entitled to attend our shareholders meetings by written request to CompleTel Europe N.V., Blaak 16, 3011 TA Rotterdam, The Netherlands, Attention: Investor Relations, or to SNS Securities N.V., 162 Nieuwezijds Voorburgwal, 1012 SJ Amsterdam, the Netherlands.

         If you are a registered shareholder (that is, if you hold our shares registered in your own name), you may vote your shares by following one of the two procedures described below:

1) Voting in person by registered shareholders. To be eligible to vote your shares in person at our Meeting, you must express your desire to do so by completing and signing the enclosed attendance form, and Netherlands Management Company B.V. ("NMC") must receive the completed attendance form from you no later than 5:00 P.M. (Amsterdam time) on December 12, 2002. NMC's address is listed on the attendance form. The timely receipt by NMC of the duly completed and signed attendance form will constitute a notification to us of your intention to exercise your voting and meeting rights.

2) Voting of registered shareholders by proxy. To vote your shares by proxy, you must notify NMC by sending the completed and signed enclosed proxy card, and NMC must receive the completed proxy card from you no later than 5:00 P.M. (Amsterdam time) on December 12, 2002. NMC's address is listed on the proxy card. The timely receipt by NMC of the duly completed and signed proxy card will constitute a notification to us of your intention to exercise your voting rights by means of a proxy.

         If you are not a registered shareholder, but, through a bank, broker or other agent or participant in the clearing systems of Euroclear France S.A., you beneficially own our shares, you may instruct your agent to vote your shares. To do so, complete, sign and return to your agent the voting instruction form that it provided to you, as instructed by your agent. Your agent must receive the relevant form prior to the deadline it establishes. We expect your agent will set this deadline sometime before the December 12 deadline applicable to our registered shareholders, since sufficient time must be allowed for your agent to process the voting instructions that it receives from you and all of its other clients such that a proxy reflecting these instructions is received by NMC no later than December 12, 2002.

         If you are not a registered shareholder, but, through a bank, broker or other participant in the clearing systems of Euroclear France S.A., you beneficially own our shares, and if you would like to attend the meeting and vote at the meeting, you will have to obtain a power of attorney from Euroclear France S.A. through your agent. To do so, complete, sign and return to your agent the request for a power of attorney that it provided to you, as instructed by your agent. Your agent must receive the relevant form prior to the deadline it establishes. We expect your agent will set this deadline sometime before the December 12 deadline applicable to our registered shareholders, since sufficient time must be allowed for your agent to process the voting instructions

                                  By order of the Board of Management




                                  Jerome de Vitry
                                  CEO


Rotterdam, The Netherlands
Date, November 29, 2002



                             TABLE OF CONTENTS


DISTRIBUTION OF PROXY MATERIAL, AVAILABLE INFORMATION......................1
VOTING INFORMATION.........................................................2
COST OF SOLICITATION.......................................................4
OUR PRINCIPAL SHAREHOLDERS AND SHARE OWNERSHIP BY OUR MANAGEMENT...........5
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE..................................8
OUR SUPERVISORY BOARD AND ITS COMMITTEES...................................9
AUDIT COMMITTEE REPORT....................................................11
EXECUTIVE COMPENSATION....................................................14
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION...................24
SHARE PRICE PERFORMANCE GRAPH.............................................28
CERTAIN TRANSACTIONS......................................................30
PROPOSALS.................................................................32
  Proposal 1 - Election of Supervisory Directors..........................32
  Proposal 2 - Approval of Remuneration Plan for Supervisory Directors....37
  Proposal 3 - Appointment of Independent Auditors........................39
FUTURE SHAREHOLDER PROPOSALS..............................................40



                           COMPLETEL EUROPE N.V.

                              PROXY STATEMENT

                   _____________________________________

     This proxy statement is being sent to you in connection with the solicitation of proxies by the Supervisory Board and Board of Management of CompleTel Europe N.V., a company incorporated under the laws of The Netherlands, for its extraordinary general meeting (the "Meeting") to be held on Monday, December 16, 2002. This meeting will begin at 1:00 pm local time, at the offices of Stibbe law firm, Stibbetoren, Strawinskylaan 2001 1077 ZZ Amsterdam, The Netherlands.

         All statements made herein are accurate only as of the date hereof and may be relied upon only as of that date. Unless otherwise indicated, all share and per share information reflects the five-for-one split effected on February 25, 2000, the 670-for-one reverse split of our Ordinary shares effected on September 16, 2002 and the 100-for-one reverse split of our Preferred shares effected on September 18, 2002.


           DISTRIBUTION OF PROXY MATERIAL, AVAILABLE INFORMATION

         On or prior to December 3, 2002, we first mailed this proxy statement, the proxy card and attendance form, our 2001 annual report and the notice of our Meeting on December 16, 2002 to each registered holder of our Series A Convertible Preferred shares, par value (euro)4.00 (the "Preferred A shares"), Series B Convertible Preferred Shares, par value
(euro)4.00 (the "Preferred B shares," and together with the Preferred A shares, the "Preferred shares"), Ordinary shares, par value (euro)0.04 (the "Ordinary shares"), and Series C Shares ("C Shares") at the close of business on November 28, 2002. Furthermore, each broker, dealer or other participant in the Euroclear France clearing system who, at this time, might have held our shares on behalf of beneficial owners has been supplied with the number of these document packages that it requested for distribution to beneficial owners.

         From today until the close of our Meeting, our proxy materials will also be available on our website, www.completel.com, and open for inspection at:

         o our registered offices located at Blaak 16, 3011 TA Rotterdam, The Netherlands; and

         o the offices of SNS Securities N.V. located at 162 Nieuwezijds Voorburgwal, 1012 SJ Amsterdam, The Netherlands.

         Copies of these documents can be obtained free of charge by our registered shareholders, and other persons entitled to attend our shareholders' meetings, by written request to CompleTel Europe N.V., Blaak 16, 3011 TA Rotterdam, The Netherlands, Attention: Investor Relations, or to SNS Securities N.V., 162 Nieuwezijds Voorburgwal, 1012 SJ Amsterdam, The Netherlands.



                             VOTING INFORMATION

         Matters to be decided at the Meeting. The enclosed notice of our Meeting on December 16 outlines all the matters that we know, as of November 27, 2002, are to be brought before the Meeting. These matters are described below in further detail.

         Right to attend the Meeting. Each of our registered shareholders as of the date of the Meeting and other parties who, under Dutch law, have meeting rights (for example, pledgees and usufructuaries of shares who have voting rights) and their authorized agents, is entitled to attend our Meeting provided that such person gives us prior notice of his intention to do so.

         How to attend the Meeting. If you are a registered shareholder (that is, you hold our shares registered in your own name) and wish to attend the Meeting, or to be represented at the meeting by an agent, you must complete and sign the enclosed attendance form, and NMC must receive the form from you no later than 5:00 P.M. (Amsterdam time) on December 12, 2002. In addition, if you intend to be represented by an agent, you must indicate so on the attendance form and your agent must present a duly executed power-of-attorney to obtain admission to our Meeting.

         If you are not a registered shareholder, but you beneficially own our shares registered in the name of another person, you may attend the Meeting as an agent of this registered shareholder. If you wish to do so, you should instruct the registered holder of your shares to submit an attendance form in accordance with the procedures described above. In addition, you must obtain a duly executed power-of-attorney from such registered shareholder and bring it to the Meeting.

         Right to vote. As a company incorporated under the laws of The Netherlands, we are governed by Dutch corporate law. Under Dutch corporate law, only persons who are our registered shareholders on the day of our Meeting are entitled to vote on the matters to be decided by the Meeting. If you are such a registered shareholder, you may only vote the amount of our shares that you hold of record on the day of our Meeting.

         Some of our shares are held of record by Euroclear France on behalf of institutions that have accounts with this clearing system. As brokers, dealers or other types of agents, these participants in Euroclear France may, in turn, hold interests in our shares on behalf of their clients. If you own interests in our shares as a participant in Euroclear France, you must rely on the procedures of Euroclear France to exercise voting rights. We understand that under existing market practice Euroclear France, as registered shareholders, would act upon the voting instructions of participants and these participants would act upon the voting instructions of their clients who are beneficial owners of our shares.

         How to vote. If you are a registered shareholder (that is, if you hold our shares registered in your own name), you may vote your shares by following one of the two procedures described below:

         1) Voting in person by registered shareholders. To be eligible to vote your shares in person at our Meeting, you must complete and sign the enclosed attendance form, and NMC must receive the completed attendance form from you no later than 5:00 P.M. (Amsterdam time) on December 12, 2002. NMC's address is listed on the attendance form.

         2) Voting of registered shareholders by proxy. To vote your shares by proxy, you must complete and sign the enclosed proxy card, and NMC must receive the completed proxy card from you no later than 5:00 P.M. (Amsterdam time ) on December 12, 2002. NMC's address is listed on the proxy card.

         If you are not a registered shareholder, but, through a bank, broker or another agent, you beneficially own our shares, you may instruct your agent to vote your shares. To do so, complete, sign and return to your agent the voting instruction form that it provided to you, as instructed by your agent. Your agent must receive the relevant form prior to the deadline it establishes. We expect your agent will set this deadline sometime before the December 12 deadline applicable to our registered shareholders, since sufficient time must be allowed for your agent to process the voting instructions that it receives from you and all of its other clients, such that a proxy card reflecting these instructions is received by NMC no later than December 12, 2002.

         Revoking your proxy. If you are a registered shareholder who has submitted a proxy, you may change your vote by (1) sending a written notice of revocation to NMC; (2) submitting a later proxy; or (3) attending the Meeting and voting in person (in which case you must submit an attendance form). In each case, your notice of revocation, subsequently dated proxy or attendance form must be received by NMC no later than 5:00 P.M. (Amsterdam time) on December 12, 2002.

         If you are a beneficial owner of our shares who has submitted a proxy card or voting instructions form to your bank, broker or other agent, you may change your vote by following your agent's procedures for this purpose.

         Returning your proxy without indicating your vote. If you are a registered shareholder and you return a sign proxy card without indicating your vote and do not revoke your proxy, your shares will be voted as follows:

         1. FOR the designation of the present members of our Supervisory Board as Supervisory Directors A and the election as Supervisory Directors B and C of each of the first nominees for these positions named below;

         2. FOR the approval of a remuneration plan for our Supervisory Directors B and C; and the determination of the number of options to be granted to each of the Supervisory Directors B and C

         3. FOR the appointment of Deloitte & Touche as independent auditors until the close of the annual meeting at which our accounts for the financial year ended December 31, 2002 are considered

         If you beneficially own interests in our shares through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some or all of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

         Voting "abstain." You can vote "abstain" with regard to some or all of the proposals. If you vote to "abstain," your shares will not be voted and will not be counted in determining the shares necessary for the approval.

         Quorum. The presence at our Meeting, in person or by proxy, of the holders of one-third of our issued capital on the day of the Meeting will constitute a quorum, permitting the meeting to conduct its business. As of September 18, 2002, 21,730 of our Preferred A shares and 14,925 of our Preferred B shares were outstanding, each entitled to 100 votes, 3,905,241 of our Ordinary shares were outstanding, each entitled to one vote, and 1,548,261 of our class C shares were outstanding, each entitled to one vote. We do not expect this number to change significantly between now and the day of the Meeting.

         Votes required to designate and elect directors and adopt other proposals. All matters to be voted on at the Meeting require the vote of a majority of the votes cast by shareholders represented at the meeting in person or by proxy.

          Postponement or adjournment of the extraordinary general meeting. If the Meeting is postponed or adjourned, your proxy or voting instructions will still be valid and may be voted at the postponed or adjourned meeting.

                            COST OF SOLICITATION

         We bear the entire cost of the preparation of the proxy materials and the solicitation by our Supervisory Board and the Board of Management of your proxy. Our directors, officers and employees will not receive any additional compensation for soliciting. Proxies may be solicited by mail or other means. We have retained NMC and will reimburse NMC for its related out-of-pocket expenses. We will also reimburse brokerage houses and other nominees and fiduciaries in the U.S. for their reasonable out-of-pocket expenses for forwarding soliciting materials to beneficial owners of our shares.


                       OUR PRINCIPAL SHAREHOLDERS AND
                     SHARE OWNERSHIP BY OUR MANAGEMENT


Our Principal Shareholders

         On September 17, 2002, we completed implementing our recapitalization plan (the "Recapitalization"), pursuant to a restructuring agreement (the "Restructuring Agreement ") dated May 15, 2002, as amended on July 29, 2002, among the Company, holders of its 14% senior discount notes due 2009 and 14% senior notes due 2010 (collectively, the "Notes") and its principal shareholders. The Recapitalization involved:

         o     a debt for equity swap in respect of our Notes,

         o the return to the holders of the senior notes due 2010 of the outstanding balance in the escrow account established to provide funds for interest payments on these senior notes,

         o     a cash investment of(euro)43.7 million, and

         o the issuance of warrants to its existing shareholders. The exercise of these warrants would result in an additional investment of up to(euro)3.3 million.

         Exchange of the Notes for Convertible Preferred B shares and Ordinary shares. The outstanding Notes were exchanged for Preferred B shares and Ordinary shares together representing approximately 39% of our share capital outstanding (excluding the C shares described below). Pursuant to the terms of our 14% senior notes due 2010, the outstanding balance in the escrow account established to provide funds for interest payments on those notes (approximately (euro)16.8 million) was distributed to holders of those notes in September 2002.

         (euro)43.7 million Investment. The Recapitalization included an investment of an aggregate of (euro)30.0 million by Meritage Private Equity Funds ("Meritage") and DeGeorge Telcom Holdings ("DeGeorge Telcom"), two of our principal shareholders, in return for the issuance of Preferred A shares and Ordinary shares, together representing approximately 40.1% of the Company's share capital (excluding the C shares). Meritage and DeGeorge Telcom were also issued, on a pro rata basis, a number of C shares that will cause them to hold the same number of shares for voting purposes as the former holders of the Notes. In order to limit the effect of the C shares strictly to the allocation of voting power, the C shares are structured in a way that effectively gives them only nominal economic value.

         Furthermore, certain of the holders of our senior notes due 2010 made an investment of approximately (euro)9.9 million (reflecting a reinvestment of a portion of the escrow funds released to these holders) in return for the issuance of Preferred A shares, Preferred B shares and Ordinary shares, together representing approximately 14% of our share capital (excluding the C shares).

         In addition, an institutional investor made an investment of approximately (euro)2.9 million in return for the issuance of Preferred A shares and Ordinary shares.

         Finally, several members of the our management and senior employees made an investment of approximately (euro)0.9 million in return for the issuance of Preferred A shares and Ordinary shares.

         The Restructuring Agreement also contemplates that up to an additional (euro)3.3 million may be invested in the form of the exercise of warrants for Ordinary shares. These warrants were issued on September 12, 2002 to our then existing shareholders and will be exercisable between December 15, 2002 and the fifteenth day following the publication of the Company's 2002 financial statements. In the event that warrants expire unexercised, we have undertaken to make the Ordinary shares underlying those warrants available for subscription by the holders of our Preferred shares. We have received a commitment from an institutional investor to take up approximately 51% of these subscription rights, if they are offered.

         As a result of our Recapitalization, our former noteholders and the equity investors Meritage and DeGeorge Telcom owned, as of the close of the Recapitalization, in the aggregate, approximately 97.5% of our total share capital outstanding. The remaining Ordinary shares (representing approximately 2.5% of our total share capital outstanding) are held by our pre-Recapitalization shareholders, other than Meritage and DeGeorge Telcom. Prior to the Recapitalization, our principal shareholders were Madison Dearborn Capital Partners II L.P. ("Madison Dearborn"), DeGeorge Telcom and Meritage, who held, as of September 1, 2002, approximately 40.6%, 16.5% and 4.3% of our share capital, respectively. Upon the completion the Recapitalization, James E. Dovey, Paul J. Finnegan, James H. Kirby and James N. Perry, Jr., Madison Dearborn's representatives on our Supervisory Board, resigned as members of that board.

         Additional information concerning our Recapitalization and the Restructuring Agreement can be found in our periodic reports filed with the U.S. Securities and Exchange Commission.

         Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth information regarding the
beneficial ownership of our equity securities as of September 19, 2002 by:

         o each member of our Supervisory Board and Board of Management and persons designated or nominated to become members of our Supervisory Board;

         o each of our "named executive officers," except for Messrs. Pearson, Samples, Lacey, Rushe and Patrick, former executive officers of ours who are no longer required to report their beneficial ownership in our shares;

         o taken as a group, all our executive officers, Supervisory Board and Board of Management members and persons designated or nominated to become members of our Supervisory Board; and

         o each shareholder who is known to us to own beneficially more than 5% of our voting shares as of such date.

Name of Beneficial Owner        Ordinary Shares(1)   Preferred A        Preferred B      C Shares(4)      Total
                                                      Shares(2)          Shares(3)                     Percentage
                                                                                                       of Voting
                                                                                                         Rights
                                     #         %        #        %         #       %      #       %         %
Directors and Named Executive
Officers:
Jerome de Vitry(5)(12)........       12,673      *     125.00     *         -      -         -     -           *
Alexandre Westphalen(6)               8,400      *      84.00     *         -      -         -     -           *
Lawrence F. DeGeorge(7)89)(11)      395,083   10.1    3552.24  16.3         -      -   289,817  18.7        11.4
James C. Allen(9)(11).........        1,243      *          -     -         -      -         -     -           *
Jean-Marie Descarpentries ....            -      -          -     -         -      -         -     -           -
Dominique Vignon .............            -      -          -     -         -      -         -     -           -
Jean-Pierre Vandromme ........            -      -          -     -         -      -         -     -           -
Marie-Laure Ducamp Weisberg...            -      -          -     -         -      -         -     -           -
Duncan Lewis..................            -      -          -     -         -      -         -     -           -
Paul Alexandre Joost Westhoff.            -      -          -     -         -      -         -     -           -
All directors and executive         417,399   10.1      3,649  16.3         -      -   289,817  18.7        11.8
officers as a group (10
persons)......................
5% and other principal owners:
LPL Investment Group,
 Inc.(7)(8)...................      394,341   10.1    3552.24  16.3         -      -   289,817  18.7        11.4
Meritage Funds (10)(11).......    1,147,400   29.4  11,373.13  52.3         -      -   927,902  59.9        35.2
Deutsche Bank AG..............      388,613   10.0   1,434.00   6.6   2452.13   16.4                         8.5
SISU Capital Limited..........      262,334    6.7     491.00   2.3   2132.34   14.3         -     -        11.4
The Goldman Sachs Group, Inc..      666,172   17.1      3,272  15.1  3,389.72   22.7         -     -        14.6
Malo Asset Management.........      313,157    8.0     928.00   4.3  2,203.57   14.8         -     -         6.9
___________

*    Less than 0.5%.

(1) As of September 18, 2002, we had 3,905,241 Ordinary shares outstanding, each entitled to one vote. The information concerning beneficial ownership in our Ordinary shares presented in the table above does not reflect Ordinary shares that may be acquired upon conversion of our Preferred shares.

(2) As of September 18, 2002, we had 21,730 Preferred A shares outstanding, each entitled to 100 votes. Each Preferred A share is convertible into 100 Ordinary shares at any time at the option of its holder.

(3) As of September 18, 2002, we had 14,925 Preferred B shares outstanding, each entitled to 100 votes. Each Preferred B share is convertible into 100 Ordinary shares at any time at the option of its holder.

(4) As of September 18, 2002, we had 1,548,261 C shares outstanding, each entitled to one vote. The C shares beneficially owned by Meritage and LPL Investment Group are held by a trustee pursuant to a trust instrument, which provides that the trustee will vote the C shares in accordance with the directions of their beneficial owners in proportion to their respective holdings of Convertible Preferred A shares.

(5) Mr. de Vitry became our President and Chief Executive Officer effective May 22, 2002. 173 of these shares are owned indirectly by Mr. de Vitry through his ownership interests in CompleTel LLC.

(6) Alexandre Westphalen, Vice President - Finance, was designated an executive officer of Completel Europe N.V. with effect from November 5, 2002.

 (7) Mr. DeGeorge is a member of our Supervisory Board and a Supervisory Director A designee. Mr. DeGeorge holds 742 of our Ordinary shares directly. The remaining shares are held indirectly as follows: 355,224 Ordinary shares and 3552.24 Preferred A shares and 289,817 C shares are owned by DeGeorge New Completel Holdings LP ("DeGeorge New Completel"), and 37,284 Ordinary shares and 289,817 C shares are owned by DeGeorge Telcom Holdings Limited Partnership ("DeGeorge Telcom"). As the Chairman and Chief Executive Officer of LPL Investment Group, Inc., which controls DeGeorge New Completel and DeGeorge Telcom, Mr. DeGeorge has sole voting and investment power over the shares owned by DeGeorge New Completel and DeGeorge Telcom.

(8) LPL Investment Group Inc. is the general partner of DeGeorge Holdings LP, which is the 100% owner of DeGeorge Telcom LLC. DeGeorge Telcom LLC, in turn, is the general partner of DeGeorge Telcom Holdings Limited Partnership and DeGeorge New Completel Holdings LP. LPL Investment Group Inc. owns its shares indirectly through DeGeorge New Completel Holdings LP, which owns 355, 224 Ordinary shares and 3552.24 Convertible Preferred Class A Shares, and through DeGeorge Telcom Holdings Limited Partnership, which owns 37,284 Ordinary shares and which has contributed 289,817 C shares to a trust. The address of LPL Investment Group Inc. is 140 Intracoastal Pointe Drive, Suite 410, Jupiter, Florida 33477.

(9) Mr. Allen is a member of our Supervisory Board and a Supervisory Director A designee. Mr. Allen holds 1,243 of our Ordinary shares. 48 of these shares are owned indirectly by Mr. Allen through his ownership interests in CompleTel LLC and 1,195 shares are owned directly by Mr. Allen.

(10) The Meritage Funds ("Meritage") own, in the aggregate, 1,147,400 Ordinary shares, 11,373.13 Preferred A shares and 927,902 C shares. 423 of the Ordinary shares owned by Meritage are held indirectly through its ownership interests in CompleTel LLC. Mr. Allen is the investment director of Meritage. The address of Meritage Private Equity Funds is 1600 Wynkoop, Suite 300, Denver, Colorado 80202-5910.

(11) CompleTel LLC, our former ultimate parent, owns 564 of our Ordinary shares directly, and 7,152 indirectly through its wholly owned subsidiary, CompleTel (N.A.) N.V. Holders of common interests in CompleTel LLC could be deemed to be beneficial owners of our Ordinary shares that are owned by CompleTel LLC, because
         (a) CompleTel (N.A.) N.V.'s power to vote and dispose of our outstanding Ordinary shares is exercised by CompleTel (N.A.) N.V.'s sole managing director, who is appointed by CompleTel LLC as sole owner of all the voting interests in CompleTel (N.A.) N.V. and (b) CompleTel LLC's power to vote and dispose of its equity interests in CompleTel (N.A.) N.V. is exercised by CompleTel LLC's board of managers, which is elected by the holders of CompleTel LLC's common interests. The address of CompleTel LLC is 6300 South Syracuse Way, Suite 320, Englewood, Colorado 80111.


                 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16(a) of the U.S. Securities Exchange Act of 1934, members of our Supervisory Board and Board of Management and certain other officers and persons holding more than 10% of our ordinary shares are required to file forms reporting their beneficial ownership of our ordinary shares and subsequent changes in that ownership with the U.S. Securities and Exchange Commission. Based solely upon a review of copies of such reports filed on Forms 3, 4 and 5, and amendments thereto furnished to us, we are not aware of any failure by any of our directors, executive officers or principal shareholders to comply on a timely basis with all Section 16(a) filing requirements during the fiscal year ended December 31, 2001.


                  OUR SUPERVISORY BOARD AND ITS COMMITTEES

Supervisory Board Meetings and Committees

         Supervisory Board Meetings. Our Supervisory Board met 17 times during fiscal 2001. Each director attended at least 80% of the Supervisory Board and committee meetings held while he served as a director or committee member.

         Supervisory Board Committees. We have established three
Supervisory Board committees, including:

         o     an Audit Committee;
         o     a Compensation Committee; and
         o     an Executive Committee.

         The audit committee. The members of the audit committee include Messrs. Allen and DeGeorge. In fiscal 2001, the audit committee met 7 times. After the reconstitution of our Supervisory Board pursuant to Proposal 1, we intend to reconsider the composition of our audit committee.

         None of the Committee's members is a current or former employee of CompleTel or any of its subsidiaries or has any relationship that we believe would interfere with the exercise of independent judgement in carrying out his responsibilities as a director. Notwithstanding the foregoing, we understand that the National Association of securities Dealers (the "NASD") is of the opinion that a person who owns or controls a significant amount of stock in a company shall not be considered "independent" under the rules of the NASD applicable to companies whose securities are quoted on the Nasdaq National Market. Accordingly, Mr. DeGeorge, one of our principal shareholder who beneficially owns approximately 11.4% of our voting securities, and Mr. Allen, who is an investment director of Meritage, and one of our principal shareholders who beneficially owns approximately 35.2% of our voting securities, may not be considered "independent" under such rules.

         The audit committee is responsible for making recommendations to the Board of Management regarding the selection of independent auditors, reviewing the results and scope of the audit and other services provided by our independent accountants and reviewing and evaluating our audit and control functions. In fiscal 2000, our Supervisory Board approved and adopted a written charter, setting forth the audit committee's duties and responsibilities, which charter has been filed as Appendix A to the proxy statement relating to our 2001 annual meeting. We intend, however, to consider the adoption of a new charter that would reflect certain regulatory and other developments affecting us.

         The compensation committee. The members of the compensation committee include Messrs. Allen and DeGeorge. The compensation committee is responsible for reviewing, and as it deems appropriate, recommending to the Supervisory Board with respect to members of the Board of Management, and to the Board of Management with respect to other managerial employees, policies, practices and procedures relating to compensation and the establishment and administration of employee benefit plans. The compensation committee is responsible for making recommendations to the Board of Management in relation to any employee stock option, stock purchase or other rights plans, and advises and consults with our officers as may be requested regarding managerial personnel policies. In fiscal 2001, the compensation committee met 4 times.

         The executive committee. Following the resignations of Messrs. Dovey and Finnegan from our Supervisory Board on September 17, 2002, who served on the executive committee until such date, Mr. DeGeorge is the sole member of the executive committee. The executive committee is authorized to take certain actions on behalf of the Supervisory Board, but such actions must be approved unanimously by the members of the executive committee or they will be referred to the full Supervisory Board. In fiscal 2001, the executive committee met once.


                           AUDIT COMMITTEE REPORT

         The following report is made by our Audit Committee. The Audit Committee report shall not be deemed filed or incorporated by reference into any other filings by us under the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.


              Audit Committee Report of CompleTel Europe N.V.

         The Audit Committee has reviewed and discussed CompleTel's audited financial statements for the fiscal year ended December 31, 2001 with CompleTel's management and Deloitte & Touche Accountants ("Deloitte & Touche"), CompleTel's independent auditors. The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Deloitte & Touche their independence. The Audit Committee has considered the compatibility of the provision of non-audit services with maintenance of the auditor's independence.

         Based on the Audit Committee's review of the audited financial statements and the review and discussions described in the foregoing paragraph, the Audit Committee recommended to the Supervisory Board and the Board of Management that the audited financial statements for the fiscal year ended December 31, 2001 be included in CompleTel's Annual Report on Form 10-K/A (Amendment No. 1) for the fiscal year ended December 31, 2001, as filed with the U.S. Securities and Exchange Commission on September 13, 2002. The Audit Committee also recommended to the Management and Supervisory Boards the appointment of CompleTel's independent auditors, and, based on its recommendation, the Management and Supervisory Boards recommend to the general shareholders meeting that Deloitte & Touche be appointed as CompleTel's independent auditors for the fiscal year ending December 31, 2002.

                                                     Audit Committee

                                                     James C. Allen
                                                     Lawrence F. DeGeorge



                       INDEPENDENT PUBLIC ACCOUNTANTS
General

         The consolidated financial statements included in our annual report for the year ended December 31, 2001 have been audited by Deloitte & Touche Accountants, independent auditors, as stated in their report appearing therein.


Audit Fees

         The aggregate fees billed to us by Deloitte & Touche for the fiscal year ended December 31, 2001, are as follows:

         Audit Fees                                 (euro)340,866
         All Other Fees                                   (euro)0
         --------------------
          Total                                     (euro)340,866


         The aggregate fees billed to us by Arthur Andersen, our former independent auditors, for the fiscal year ended December 31, 2001, are as follows:

         Audit Fees                                 (euro)314,947
         All Other Fees                             (euro)143,468
         --------------------
          Total                                     (euro)458,415


Changes In Accountants

         Resignation of Arthur Andersen

         On June 21, 2002, we were notified by Arthur Andersen (The Netherlands), our independent auditor since our inception, that Arthur Andersen had resigned as our auditor. Arthur Andersen's resignation results from the acquisition of Arthur Andersen's audit practice in The Netherlands by Deloitte & Touche Accountants. Consequently, as of June 21, 2002, Arthur Andersen no longer served as our independent auditor.

         Arthur Andersen's reports on our consolidated financial statements for the fiscal years ended December 31, 2000 and 2001, did not contain an adverse opinion or a disclaimer of opinion and was not qualified as to uncertainty, audit scope or accounting principles, except that Arthur Andersen's report dated March 5, 2001 on our consolidated financial statements for the year ended December 31, 2001, which was included in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on April 1, 2002, stated that our recurring losses from operations and our expectation to utilize our existing cash resources during 2002 raise substantial doubt about our ability to continue as a going concern. During the two most recent fiscal years, and the interim period through the date of Arthur Andersen's resignation, we had no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Arthur Andersen, would have caused them to make reference to the subject matter of the disagreement in connection with their report on the Company's consolidated financial statement for these periods, and there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K.

         Engagement of Deloitte & Touche

         On July 17, 2002, our Supervisory Board appointed Deloitte & Touche Accountants as our independent auditor on an interim basis until the Meeting. This action was unanimously recommended by the members of our audit committee.

         During the two most recent fiscal years ended December 31, 2001 and December 31, 2000, and the subsequent interim period through the date of this report, we did not consult with Deloitte & Touche Accountants regarding the application of accounting principles to any transaction, completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements or any of the matters or events set forth in Item 304(a)(2)(ii) of Regulation S-K.

         It is not expected that representatives of Deloitte & Touche Accountants will be present at the meeting.

                           EXECUTIVE COMPENSATION

Executive Compensation Summary Table

         The following table sets forth in summary form all compensation paid for the years ended December 31, 2001, 2000 and 1999, to each of:

         (a) the person who became our Chief Executive Officer at the end of May 2001 and resigned in May 2002;

         (b) other than our Chief Executive Officer, the two persons who were serving as our executive officers at the end of 2001;

         (c) the person who was our Chief Executive Officer last year until the end of May 2001; and

         (d) other than this former Chief Executive Officer, two of our former executive officers who served as such for part of last year (together with the persons specified above, our "Named Executive Officers").


                                                            Annual Compensation                        Long Term Compensation
                                                            -------------------                        ----------------------
Name and Principal Position      Fiscal      Salary      Bonus         Other Annual      Aggregate       Number of      Other
                                   Year      (euro)                    Compensation        Annual         Shares       Payouts
                                                                        (euro)(2)       Compensation    Underlying
                                                                                                         Awarded
                                                                                                         Options
Tim Samples(1)(3)                  2001      372,000     223,400        1,069,450       1,665,450          2,239            --
Former President and Chief         2000           --          --               --              --             --            --
   Executive Officer               1999           --          --               --              --             --            --

William H. Pearson(1)(4)(11)       2001      168,480          --          389,639         558,119             --            --
Former Chairman of the             2000      205,349     162,750          187,710         555,809             --            --
Supervisory Board, former          1999      172,572     172,572           73,796         418,940             --            --
President and Chief Executive
Officer

Jerome de Vitry(6)(11)             2001      236,897          --               --         236,888            597    749,672(9)
President, Chief Executive         2000      147,661      79,428               --         227,089             --      2,206(9)
Officer and Chief Operating        1999      129,607      32,131               --         161,738             --            --
Officer

J. Lyle Patrick(1)(7)              2001       41,888          --            1,414          43,303            746            --
Former Chief Financial Officer     2000           --          --               --              --             --            --
                                   1999           --          --               --              --             --            --

David E. Lacey(1)(5)(11)           2001      202,805          __           53,108         255,913             --            --
Former Chief Financial             2000      189,875      94,938          111,235         396,048             --            --
Officer                            1999      159,659      79,829               --         239,488             --            --
Martin Rushe(1)(8)                 2001       70,871          --               __          70,871             -- 456,207(9)(10)
Former Managing Director and       2000      156,038      46,811               __         202,849             -- 133,330(9)(10)
President of CompleTel UK          1999       90,513       6,171               __          96,684             --            --
Limited and iPcenta Limited

___________

(1) Compensation amounts for Messrs. Pearson, Samples, Patrick and Lacey were converted from U.S. dollars to euro using the following average exchange rates for the relevant fiscal years: for 1999, U.S.$1.00 = (euro)0.9392; for 2000, U.S.$1.00 = (euro)1.0850; for
         2001, U.S.$1.00 = (euro)1.1170. Compensation amounts for Mr. Rushe were converted from pounds sterling to euro using the average exchange rates for the relevant fiscal years.

(2) Includes perquisites and other benefits paid in excess of 10% of the total annual salary and bonus received by such officer during the last fiscal year. These amounts consist of housing allowances, moving expenses and travel expenses associated with the relocation of these executives to Paris and London and their ongoing foreign service.

(3) Mr. Samples was appointed as our Chief Executive Officer in March 2001 and resigned effective May 17, 2002.

(4) Mr. Pearson served as our Chief Executive Officer from March 2000 to March 2001. After his resignation from this position, he continued to receive compensation of $1,000 per month. These compensation payments ceased effective February 28, 2002.

(5) Mr. Lacey joined us in December 1998 and served as our Chief Financial Officer from March 2000 through November 2001. Under the terms of his resignation, Mr. Lacey continued to receive compensation of $1,000 per month. These compensation payments ceased on June 30, 2002.

(6) Mr. de Vitry was appointed as our President and Chief Executive Officer on May 22, 2002 instead of Mr. Samples. He was appointed as Chief Operating Officer in January 2001. On May 30, 2001, he was elected as one of our Managing Directors. He also serves as President of CompleTel Headquarters S.A.S.

(7) Mr. Patrick was appointed as our Chief Financial Officer in early November 2001 and resigned effective May 17, 2002.

(8) Mr. Rushe resigned from his positions as member of our Board of Management and President of iPcenta UK Limited in late May 2001.

(9) For 2000, these amounts include (a) (euro)888 and (euro)488, which was the value to Messrs. de Vitry and Rushe, respectively, of interest free loans we made in support of the repayment of interest under loans in the amounts of (euro)567,000 and
         (euro)309,000, made to Messrs. de Vitry and Rushe, respectively, by a commercial bank in connection with our initial public offering, and (b) (euro)1,318 and (euro)718, respectively, of loan insurance payments we made in connection with these commercial loans. The value of the interest free loans we extended to Messrs. de Vitry and Rushe, has been computed based on the difference between the 0% interest rate on the interest free loans we provided and the 4.95% annual interest rate accrued on the commercial loans.

         For 2001, these amounts include (a) amounts we paid to the commercial bank covering Messrs. de Vitry and Rushe's loan shortfalls, (b) the value of the interest free loans and insurance payments we extended in connection with the commercial loans and
         (c) reimbursement of taxes. The total value of the payments and benefits made to Messrs. De Vitry and Rushe during 2001 in connection with these commercial loans was (euro)749,672 and
         (euro)408,451, respectively. See "Certain Transactions."

(10) Includes (euro)47,756 and (euro)132,124 we forgave during 2001 and 2000, respectively, in connection with a forgivable loan, dated March 23, 2000, we made to Mr. Rushe. See
         "Certain Transactions."

(11) As of December 31, 2001, each of the following Named Executive Officers owned restricted units of CompleTel LLC, our former ultimate parent. Their ownership of these units constitutes an indirect ownership interest in our ordinary shares held by CompleTel LLC. The total number and market value (based on the price of our ordinary shares on the Nasdaq National Market) of the restricted shares underlying these units owned by each of the Named Executive Officers as of December 31, 2001 were as follows:
         Mr. Pearson, 2,192 (U.S.$1,380,226); Mr. Lacey, 297
         (U.S.$187,310); Mr. de Vitry, 174 (U.S.$109,332).


Equity incentive plans

General
         Since our inception, we have provided two forms of equity incentive plans to our employees. After our initial public offering in March 2000, we established our 2000 Stock Option Plan.

         We intend to establish a new stock option plan under which options to purchase up to 8% of our share capital will be available for grant to our senior employees and executive officers.


Our 2000 Stock Option Plan

         Our 2000 Stock Option Plan is the only equity incentive plan that we currently have outstanding. This plan provides for the grant to our employees of options to purchase our Ordinary shares. All of our employees (including management) are eligible to participate in this plan.

         The plan was approved by the general meeting of our shareholders held on December 10, 1999, and by our Board of Management on December 30, 1999.

         As of December 31, 2001, 667 employees and two members of our Board of Management held options under the plan, or shares acquired pursuant to the exercise of such options. No options were held by members of our Supervisory Board.

         The following table presents summary data relating to our ordinary shares authorized for issuance under our 2000 Stock Option Plan as of December 31, 2001.


Number of shares to be issued upon exercise of outstanding options (a)            11,100

Number of shares remaining available for future issuance under the plan           17,129
(excluding shares reflected in row (a))

Number of shares issued upon the exercise of options                                   9

Aggregate number of shares available under the plan                               28,239

Weighted-average exercise price of outstanding options                       (euro)2,539



         Options granted under the plan are subject to the following terms.

         Vesting. Options granted to employees resident in France vest in an increment of 60% on the second anniversary of the date of the grant and in two additional increments of 20% on the third and fourth anniversaries of the date of the grant. The options are valid for a period of 10 years from the date of their grant by the Managing Board.


         Exercise Price. The exercise price of any options granted under the plan must be at least equal to the fair market value of the shares. Subject to the exception noted below, the fair market value is deemed to be the closing price of the shares on the Euronext Paris, or the principal stock exchange outside the United States on which the shares are traded, on the date the option is granted. With regard to options granted to employees resident in France, the exercise price may not be lower than 80% of the average closing price of the shares on the Euronext Paris over the 20 trading days preceding the grant.

Options granted during Fiscal Year ended December 31, 2001.

General

         All options granted during the fiscal year ended December 31, 2001, were granted under our 2000 Stock Option Plan.

         During 2001, six of the holders of stock options granted under our 2000 Stock Option Plan exercised their stock options, for 9 of our Ordinary shares. However, none of our executive officers and senior employees included in the tables below have exercised any stock options during 2001.


Options grants to members of our Supervisory Board
         Members of our Supervisory Board generally do not participate in our equity incentive plans. Accordingly, during the fiscal year ended December 31, 2001, we did not grant any stock options to members of our Supervisory Board.


Options granted to our Named Executive Officers
         The following table sets forth information relating to the options granted during the fiscal year ended December 31, 2001 to each of our Named Executive Officers. None of our Named Executive Officers had vested options as of December 31, 2001.


                                                                                                           Potential Realizable
                                                                                                          Value at Assumed Annual
                                                                                                           Rates of Stock Price
                                                                                                           Appreciation for
                                                             Individual Grants                                  Option Term
                                     ----------------------------------------------------------------    -------------------------

                                                        Percent of
                                                      Total Options
                                         Number of      Granted to
                                           Shares      Employees in
                                        Underlying      Fiscal Year     Exercise        Expiration
Name and Principal Position               Options           2001         Price            Date (s)                 5%         10%
---------------------------             ----------     -------------    --------        -----------              -----       ------
                                                                       (euro) per                                 (euro)      (euro)
                                                                         Share)
Named Executive Officers
Tim Samples ....................             2,239           26.3%        2,640       March 14, 2011               0            0
Former President and Chief
 Executive Officer

William H. Pearson..............                --              --           --                   --              --           --
Former Chairman of the
Supervisory Board

Jerome de Vitry.................               597            7.0%        4,563      January 30, 2011               0            0
Chief Executive Officer

J. Lyle Patrick.................               746            8.8%          797      December 15, 2011         349,799      909,371
Former Chief Financial Officer

David E. Lacey..................                --              --           --                   --              --           --
Former Chief Financial Officer

Martin Rushe....................                --              --           --                   --              --           --
Former Managing Director and
President of CompleTel
UK Limited and iPcenta
Limited


Employment agreements

William H. Pearson
         In May 1998, CompleTel LLC's wholly owned subsidiary, CableTel Management, Inc., entered into an employment agreement with Mr. Pearson. This employment agreement was amended effective January 1, 2000, and was terminated on May 30, 2001, upon Mr. Pearson's resignation from his positions as our President, Chief Executive Officer and Managing Director. The employment agreement for Mr. Pearson, who was seconded to us, included the following terms.

Salary. During the course of his employment, Mr. Pearson was entitled to receive an annual base salary of U.S.$183,750, U.S.$189,263 and U.S.$250,000 for 1999, 2000 and 2001, respectively.

Bonus. At the end of each calendar year, Mr. Pearson was entitled to receive an incentive bonus of up to 55% of his annual salary, subject to achievement of certain performance benchmarks.

Tax equalization. As an expatriate, Mr. Pearson was subject to additional taxes and different taxes than if he lived and worked in the United States. Consequently, his employment agreement contained tax equalization provisions designed to ensure that he was to be placed in substantially the same economic position as if he were employed in the United States.

Severance. Mr. Pearson, or his respective beneficiaries, was entitled to receive severance benefits if his employment were to be terminated due to death, disability or non-performance, in an amount equal to his base salary and benefits for nine months. He was also entitled to receive severance benefits equal to his base salary, benefits and bonuses for 24 months after the date of termination if he were to be terminated without cause or constructively terminated within six months after a change in control. In case of resignation or termination for a cause, no severance benefits were due.

         On May 30, 2001, Mr. Pearson stepped down from his positions as our President, Chief Executive Officer and Managing Director. As of that date, Mr, Pearson was no longer employed by us. However, he continued to receive compensation of $1,000 per month. These compensation payments have ceased on February 28, 2002.

Tim Samples
         Effective March 1, 2001, we entered into an employment agreement with Mr. Samples to serve as our President and Chief Executive Officer. This employment agreement was terminated on May 17, 2002, upon Mr. Samples' resignation from his positions as our President and Chief Executive Officer pursuant to a resignation agreement and a non-qualified stock option agreement, both dated May 17, 2002. The employment agreement, resignation agreement and non-qualified stock option agreement for Mr. Samples included the following terms.

         Salary. During the course of his employment, Mr. Samples was to receive an annual base salary of U.S.$400,000.

         Bonus. As incentive to entering the employment agreement, we granted Mr. Samples a forgivable loan in the amount of (euro)865,000, which loan was forgiven in full in accordance with its terms. In addition to the forgivable loan, at each anniversary of the effective date of his employment agreement, Mr. Samples was entitled to receive an incentive bonus of up to 50% of his annual base salary, subject to the achievement of certain performance benchmarks. At the discretion of the Supervisory Board, this bonus could have been increased by up to 200% of the annual base salary for outstanding performance. For the first year of employment, we agreed to pay Mr. Samples the said 50% bonus regardless of any performance targets.

         Stock options. During his employment, Mr. Samples received options to purchase 2,239 Ordinary shares in accordance with our 2000 Stock Option Plan. In connection with Mr. Samples' resignation in May 2002, all of these options became fully vested and exercisable; however, Mr. Samples subsequently waived 1,493 of these options. These options will expire on May 17, 2003. In addition, in connection with his resignation, we agreed, conditional upon our achievement of sufficient cash resources to fully fund our business plan to cash flow breakeven, to grant Mr. Samples an option to purchase 10,945 Ordinary shares in accordance with our 2000 Stock Option Plan, pursuant to a non-qualified stock option agreement. Pursuant to this non-qualified stock option agreement, this option will vest in full on the first anniversary of the date upon which we obtain sufficient cash resources to fully fund our business plan to cash flow breakeven and will expire on May 17, 2007. The exercise price of this option is (euro)20.10 per share.

         Severance. Pursuant to his employment agreement, Mr. Samples was entitled to receive severance benefits under his employment agreement upon termination or constructive termination of his employment without cause, or upon termination or constructive termination within six months after a change of control. The severance benefits payable upon such termination were to equal his base salary, and his benefits were to continue for 12 months following termination in the event he was terminated after the first anniversary of his employment. In each case, Mr. Samples was entitled to a pro-rata portion of his performance bonus, based on the number of days he was employed during the relevant fiscal year. In connection with his resignation in May 2002, we entered into a resignation agreement with Mr. Samples, pursuant to which we agreed to pay Mr. Samples a U.S.$400,000 lump-sum and a U.S.$25,000 "ex gratia" payment.

J. Lyle Patrick
         In November 2001, we entered into an employment agreement with J. Lyle Patrick, our Chief Financial Officer. This employment agreement was terminated on May 17, 2002, upon Mr. Patrick's resignation from his position as our Chief Financial Officer pursuant to a resignation agreement and a non-qualified stock option agreement, both dated May 17, 2002. The employment agreement, resignation agreement and non-qualified stock option agreement for Mr. Patrick included the following terms:

         Salary. During the course of his employment, Mr. Patrick was to receive an annual base salary of U.S.$225,000.

         Bonus. At each calendar year, Mr. Patrick was entitled to receive an incentive bonus of up to 50% of his base salary, subject to meeting certain performance targets.

         Tax equalization, cost of living adjustments and housing. As an expatriate, Mr. Patrick was subject to additional taxes and different taxes than if he had lived and worked in the United States. Consequently, his employment agreement contained tax equalization provisions designed to ensure that he was to be placed in substantially the same economic position as if he had been employed in the United States. Mr. Patrick was also entitled to cost of living adjustments, reflecting the difference in the cost of goods and services in England as opposed to the United States, as determined by an independent advisor. In addition, he was entitled to accommodation expenses of up to (pound)5,000 per month.

         Stock options. During his employment, Mr. Patrick received options to purchase 746 Ordinary shares in accordance with our 2000 Stock Option Plan. In connection with Mr. Patrick's resignation in May 2002, all of these options became fully vested and exercisable; however, Mr. Patrick subsequently waived all of these options. In connection with his resignation, we agreed, conditional upon our achievement of sufficient cash resources to fully fund our business plan to cash flow breakeven, to grant Mr. Patrick an option to purchase 5,473 Ordinary shares in accordance with our 2000 Stock Option Plan, pursuant to a non-qualified stock option agreement. Pursuant to this non-qualified stock option agreement, this option will vest in full on the first anniversary of the date upon which we obtain sufficient cash resources to fully fund our business plan to cash flow breakeven and will expire on May 17, 2007. The exercise price of this option is (euro)20.10 per share.

         Retention Agreement. Effective February 1, 2002, we entered into a retention agreement with Mr. Patrick. Under that agreement, Mr. Patrick received three monthly installments of U.S.$10,000.

         Severance. Mr. Patrick, or his respective beneficiaries, was entitled to receive severance benefits if his employment was terminated due to death, disability or non-performance, in an amount equal to his base salary and benefits for three months. He was also entitled to receive severance benefits equal to his base salary, benefits and bonuses for three months after the date of termination if he was terminated without cause or constructively terminated within six months after a change in control. In the case of resignation or termination for a cause, no severance benefits were due. In connection with his resignation in May 2002, we entered into a resignation agreement and a non-qualified stock option agreement with Mr. Patrick, pursuant to which we paid Mr. Patrick a lump sum of (euro)228,178 and granted him an option to purchase 5,473 Ordinary shares in accordance with our 2000 Stock Option Plan.

Jerome de Vitry

         In December 1998, we entered into an employment agreement with Jerome de Vitry, which subsequently was amended effective January 1, 2001. Effective June 1, 2002, in connection with the appointment of Mr. de Vitry as our Chief Executive Officer, 2002, we entered into a new employment agreement with Mr. de Vitry, which replaces his old employment agreement. These employment agreements include the following terms.

         Salary. Under his old employment agreement, during the course of his employment, Mr. de Vitry was entitled to receive an annual base salary of (euro)190,561. Under his new employment agreement, Mr. de Vitry is entitled to receive an annual base salary of (euro)248,000 from June 1, 2002 until December 31, 2003, and (euro)338,000 thereafter.

         Bonus. Under his old employment agreement, Mr. de Vitry was entitled, at the end of each calendar year, to receive an incentive bonus of up to 50% of his annual salary if he achieves certain performance benchmarks. Under his new employment agreement, Mr. de Vitry will be entitled to a performance bonus of up to (euro)300,000 and (euro)350,000 for 2002 and 2003, respectively, if he achieves certain performance benchmarks.

         Severance. Mr. de Vitry is entitled to three months notice in the event of termination of his employment, other than for gross misconduct. In addition, in the event of dismissal (other than for gross misconduct) or constructive dismissal, or if Mr. de Vitry resigns within a six months period following a change of control, he will be entitled to receive a severance payment equal to (euro)262,500, in case of dismissal during 2002 or 2003, or (euro)350,000, if the dismissal occurs thereafter.

         Non-compete. In case of termination of his employment for any reason, Mr. de Vitry will be prohibited from competing with us for a period of one year from the termination of his employment. In the event that Mr. de Vitry's employment is terminated other than for gross misconduct, he will be entitled to a non-compete payment equal to (euro)262,500, in the event his employment is terminated during 2002 or 2003, or (euro)330,000, in case the termination occurs thereafter. Mr. de Vitry will not be entitled to a non-compete payment in the event that we release him from his non-compete obligations.

         Retention Bonus. Effective February 1, 2002, we entered into a retention bonus agreement with Mr. de Vitry. Pursuant to this agreement, we paid Mr. de Vitry (euro)100,000 upon signing the agreement, as well as
(euro)240,000 in five equal monthly installments of (euro)48,000, which monthly payments were subject on upon his continued employment with us. In addition, we paid Mr. de Vitry (euro)150,750 as a success bonus for his contribution to our Recapitalization and operational restructuring.

David E. Lacey
         In December 1998, CableTel Management, Inc. entered into an employment agreement with Mr. Lacey, our Chief Financial Officer at the time. This agreement subsequently was amended effective January 1, 2000. The employment agreement of Mr. Lacey, who was seconded to us, included the following terms.

         Salary. During the course of his employment, Mr. Lacey was entitled to receive an annual base salary of U.S.$175,000 (which amount was increased to U.S.$180,250 for 2001). Mr. Lacey's employment agreement provided for tax equalization.

         Bonus. At the end of each calendar year, beginning in 1999, Mr. Lacey was entitled to receive an incentive bonus of up to 50% of his annual salary, subject to achievement of certain performance benchmarks.

         Severance. Mr. Lacey, or his beneficiaries, were entitled to receive severance benefits in an amount equal to his base salary and benefits for three months in the event his employment was to be terminated due to his death, disability, or non-performance, or terminated without cause, or terminated within six months after a change of control. In case of resignation or termination for cause, no severance benefits were due.


         On November 1, 2001, Mr. Lacey resigned from his position as our Chief Financial Officer. In accordance with the terms of his resignation, Mr. Lacey continued to receive compensation of $1,000 per month for consultancy services. These compensation payments ceased on June 30, 2002.


Martin Rushe

         In June 1999, our former wholly owned subsidiary, iPcenta Limited, entered into a service agreement with Mr. Rushe. Mr. Rushe's employment with us terminated in late May 2001. His employment agreement included the following terms.

         Salary. During the course of his employment Mr. Rushe was entitled to receive an annual base salary of (pound)65,000, subject to review in January of each year.

         Bonus. During the course of his employment, Mr. Rushe was entitled to receive an annual incentive bonus of up to 25% of his base salary, based on certain requirements concerning the performance of iPcenta.

         Pension and Other Benefits. Mr. Rushe was eligible to join our contributory pension scheme. The contribution was 5% of his base salary with CompleTel contributing 12% of his base salary.

Compensation committee interlocks and insider participation


     During 2001, Messrs. Allen, DeGeorge and Finnegan served as members of our Compensation Committee. Mr. Finnegan resigned from our Supervisory Board and the Compensation Committee upon the completion of our Recapitalization on September 17, 2002.


          COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The following report is made by our Compensation Committee. The Compensation Committee report shall not be deemed filed or incorporated by reference into any other filings by us under the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, except to the extent that we specifically incorporates this information by reference.


           Compensation Committee Report of CompleTel Europe N.V.
             Regarding Executive Compensation for the Year 2001

The Committee's role in overseeing executive compensation

         The Compensation Committee of CompleTel Europe N.V. ("CompleTel") is comprised of Messrs. Allen and DeGeorge. None of the Committee's members are current or former employees of CompleTel or any of its subsidiaries. The Committee reviews policies, practices and procedures relating to compensation and the establishment and administration of employee benefit plans, including CompleTel's 2000 Stock Option Plan. It makes, as it deems appropriate, recommendations about these matters to the Supervisory Board with respect to members of the Board of Management, and to the Board of Management with respect to other managerial employees.

CompleTel's philosophy of executive compensation

         CompleTel is committed to increasing shareholder value by growing its business in the global marketplace. The Compensation Committee seeks to ensure that (a) CompleTel's compensation policies and practices are structured to emphasize its long term objectives and (b) these policies and practices are used effectively to support the achievement of CompleTel's business growth objectives.

         CompleTel's compensation policy is based on the principle that each executive's financial reward should be aligned, to the extent possible, with the financial interests of CompleTel's shareholders. The Committee believes that the best way to achieve this alignment is to provide executive officers with incentive cash bonuses linked to CompleTel's performance and the executive's personal performance, as well as with the potential for significant equity ownership.

         CompleTel's overall compensation philosophy is guided by the need to provide competitive compensation that will enable CompleTel to attract, motivate, reward and retain individuals who possess the necessary level of skill, experience and dedication. The Compensation Committee thus refers to competitive compensation market practices as part of its overall determination of compensation awards. Such information includes compensation practices of companies, which, the Committee believes, may compete with CompleTel for management talent. Among these comparable companies are not only direct competitors of CompleTel in the markets it serves, but also telecommunications, Internet and high technology companies seeking relevant management talent and experience. These companies generally are not the same companies which comprise the peer group index in the Share Performance Graph found in the accompanying proxy statement, since, considering the factors described above, the Committee believes that CompleTel's most direct competitors for executive talent are not necessarily all or only the companies included in the peer group established for comparing shareholder returns.

Compensation of Executive Officers

         Each of CompleTel's executive officers has an employment agreement that provides a specified salary and incentive bonuses. The terms of these agreements are determined in negotiations between the executive officer and CompleTel, based on recommendations of the Compensation Committee. The Committee has a significant role in determining all forms of compensation paid to CompleTel's executives, as described below.

         Base salaries. Annual salaries are provided in the employment agreement between CompleTel and the executive officer, and may be increased based on the recommendation of the Compensation Committee. The factors taken into account by the Committee in recommending salary levels are typically the subjective assessment of the executive's experience, performance, level of responsibility and length of service with CompleTel, as well as the evaluation of the competitive marketplace for management talent.

         Annual and special bonuses. The Compensation Committee considers the payment of cash bonuses as an important component of the incentive compensation paid to each executive officer. Bonus targets for each executive are set annually, either unilaterally by CompleTel, or in an agreement between CompleTel and the executive officer (depending on the terms of the applicable employment agreement), in each case, based on the recommendation of the Committee. The annual bonuses paid to CompleTel's executive officers typically are limited to a certain percentage of the executive officer's base salary, as set forth in the applicable employment agreement. In recommending the payment of performance bonuses, the Committee usually is not guided by any strict formula, but rather bases its recommendation on a combination of (a) the evaluation of the executive's personal performance, and (b) a general evaluation of CompleTel's (or the operating subsidiary managed by the executive) achievement of its strategic and operating goals for the year. The evaluation of the executive's personal performance focuses primarily on subjective, non-quantitative factors, including functional responsibility, leadership, team building, promoting corporate culture growth, commitment and the quality of the executive's performance. The evaluation of CompleTel's and its operating subsidiaries' performance is measured primarily in terms of revenue and customer base growth, gross margins, budget control and adjusted EBITDA (operating income before interest, taxes, depreciation, amortization, non-cash compensation and other non-cash and extraordinary items).

         In addition to the contractual bonuses, CompleTel may decide, based on the recommendation of the Compensation Committee, to pay special bonuses in excess of the maximum amount provided in the executive's employment agreement. The factors taken into account by the Committee in recommending such special bonuses are typically subjective, such as (a) the perception of the personal performance of the executive, particularly with respect to such officer's ability to manage CompleTel's growth, and (b) any significant increase in the responsibilities assumed by the executive officer.

         During the fiscal year ended December 31, 2001, CompleTel has experienced a significant slowdown in the European markets for carrier, dial-up Internet access and Internet data center services. In response to these adverse market conditions, CompleTel implemented operational reorganization and restructuring measures to adjust its operations to foreseeable market conditions. In light of these unfavorable market conditions and their adverse effect on CompleTel's financial condition and result of operations, as well as CompleTel's concern about its funding position, the Compensation Committee did not recommend payment of discretionary bonuses to any of CompleTel's executive officers in respect of 2001.

         Equity based incentive participation. CompleTel believes that one of the best means to achieve alignment between the executive's financial reward and the financial interests of CompleTel's shareholders is by providing executives with the potential for significant equity ownership. Thus, CompleTel has provided various forms of equity participation as a key element of its overall program for motivating and rewarding its executives. These include CompleTel's 2000 Stock Option Plan, providing financial assistance to purchase shares, and, prior to CompleTel's initial public offering, the opportunity to purchase common units of CompleTel LLC (CompleTel's then ultimate parent). Through these vehicles, CompleTel encourages its executives to obtain and hold its shares.

         The criteria taken into account by the Compensation Committee in determining the size of any stock-related incentives are (a) the executive's total compensation package, (b) the past qualitative and quantitative performance of the executive and (c) the perception of the importance and magnitude of such executive's continuing future contribution to CompleTel's long term objectives and (d) the executive's potential for growth within the organization. Also, because CompleTel views equity participation less as compensatory and more as an incentive mechanism and as a means to achieve maximum alignment between the executive's financial reward and the financial interests of CompleTel's shareholders, the Committee considers the amount and terms of equity already owned by such executive.

         During fiscal 2001, CompleTel granted stock options to three of its "named executive officers," as this term is defined in the rules of the U.S. Securities and Exchange Commission. The named executive officers who were granted stock options during 2001 were Tim Samples (2,239 stock options), who joined CompleTel as its Chief Executive Officer in March 2001, J. Lyle Patrick (746 stock options), who joined CompleTel as its Chief Financial Officer in November 2001, and Jerome de Vitry (597 stock options), CompleTel's Chief Operating Officer and Managing Director. In the case of Messrs. Samples and Patrick, these options were granted as part of the compensation packages negotiated with these officers upon joining CompleTel. In the case of Mr. de Vitry, the grant of the stock options was based primarily of the increasing importance of Mr. de Vitry's contribution to CompleTel.

Compensation of the Chief Executive Officer

         The Compensation Committee administers the annual performance review of the Chief Executive Officer, which review is then completed by the full Supervisory Board. The Committee and the Chairman of the Supervisory Board then review the results of the performance evaluation with the Chief Executive Officer.

         Mr. Timothy A. Samples served as CompleTel's President and Chief Executive Officer from March 1, 2001 to May 17, 2002, when he stepped down from these positions. Mr. Samples' compensation was governed by his employment agreement, under which he was entitled to receive a base salary, as well as an annual incentive bonus of up to 50% of his annual salary (with a potential increase of up to 200% for outstanding performance). This bonus was generally subject to the achievement of performance targets established based on the recommendation of the Compensation Committee; however, for fiscal 2001, this bonus was not subject to any performance targets. During fiscal 2001, Mr. Samples received (euro)372,333 as base salary (representing the pro rata portion of his annual base salary of $400,000), as well as a $200,000 guaranteed incentive bonus. As part of the terms of his employment, Mr. Samples also received a (euro)865,000 loan, which, in accordance with its terms, was forgiven in full during fiscal 2001 and the first quarter of 2002. In addition, upon Mr. Samples' commencement of employment with CompleTel, he was granted options to purchase up to 2,239 Ordinary shares under CompleTel's 2000 Stock Option Plan. For fiscal 2001, CompleTel did not pay Mr. Samples any discretionary bonus.

         Mr. Samples also received additional compensation relating to his foreign assignment. This is a standard policy of CompleTel with respect to all its senior employees who are expatriates, and is generally similar to expatriate compensation packages provided by comparable companies for like positions.

                                                     Compensation Committee

                                                     James C. Allen
                                                     Lawrence F. DeGeorge


     SHARE PRICE PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return (assuming reinvestment of dividends) on our Ordinary shares with (a) a peer group index and (b) the Nasdaq Composite Index (U.S. and Foreign). The graph assumes that the value of the investment in our Ordinary shares and each such index was U.S.$100.00 on March 28, 2000, the date on which our Ordinary shares began trading on the Nasdaq National Market.

         Effective at the start of trading on Friday, May 31, 2002, we voluntarily delisted our Ordinary shares from the Nasdaq National Market. We have made arrangements to enable those shareholders who held their shares in the form of New York shares (the form in which, until the delisting of our Ordinary share from that market, were traded on Nasdaq) to trade their shares on Euronext Paris.

         We have not paid any cash dividends on our Ordinary shares and do not expect to pay dividends in the foreseeable future. The shareholder return graph below is not necessarily indicative of future performance. The share price performance graph shall not be deemed filed or incorporated by reference into any other filings by us under the U.S. Securities Act of 1933 or the U.S. Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference.


                             [GRAPHIC OMITTED]

                                         March 28,      December 31,
Company/Index                               2000             2001
CompleTel Europe N.V.                        100             3.99
Peer Group Index(1)                          100             4.33
Nasdaq Composite                             100            40.35

____________________________________________________________
(1) The industry peer group consists of other European local exchange carriers with equity securities registered under the U.S. Securities Exchange Act of 1934 and quoted on the Nasdaq National Market. This group consists of Jazztel p.l.c.; Song Networks Holding AB (formerly known as Tele1 Europe Holding AB); and Versatel Telecom International N.V.




                            CERTAIN TRANSACTIONS

Restructuring Agreement

         On May 15, 2002, we signed the Restructuring Agreement in support of our Recapitalization plan with an ad hoc committee of holders of our Notes and with our principal shareholders at that time; Meritage, DeGeorge Telcom and Madison Dearborn, who beneficially owned, as of May 15, 2002, approximately 4.3%, 16.8% and 40.6% of our outstanding share capital, respectively. The Restructuring Agreement was unanimously approved by our Supervisory and Management Boards.

         The Restructuring Agreement provides, among other things, for an equity investment of an aggregate of (euro)30 million by Meritage and DeGeorge Telcom in return for the issuance of Convertible Preferred A shares and Ordinary shares representing approximately 40.1% of our outstanding share capital at the close of the Recapitalization.

         Further, pursuant to our Recapitalization plan, several executive officers and other senior employees made an aggregate investment of approximately (euro)0.9 million in return for the issuance of Convertible Preferred A shares and Ordinary shares at the same purchase price per share as Meritage and DeGeorge.

         In addition, pursuant to the Restructuring Agreement, we intend to establish a stock option plan under which options to purchase up to 8% of our share capital will be available for grant to senior employees and executive officers.

         On September 17, 2002, we completed the Recapitalization. Additional information concerning our Recapitalization and the Restructuring Agreement can be found in our periodic reports filed with the U.S. Securities and Exchange Commission.

Employee loans

         In March 2000, iPcenta Limited, our then wholly-owned indirect subsidiary, loaned Martin Rushe, at the time, one of our Managing Directors and the President of our former subsidiary, CompleTel UK Limited, the principal amount of U.S.$206,500 ((euro)220,000) to purchase 100 common units of CompleTel LLC. The principal amount, together with accumulated interest at the rate of 7% compounded semi-annually, was to become due and payable on the earlier of (a) January 15, 2003, (b) 30 days after a termination for cause, or (c) 90 days after any termination of employment. The common units were subject to vesting and forfeiture provisions, entitling Mr. Rushe, upon vesting, to receive a pro rata number of our Ordinary shares when and if CompleTel LLC is liquidated. In accordance with the terms of the loan, iPcenta forgave a pro rata portion of the principal and interest on the note as the common units vest or upon forfeiture. In addition, iPcenta reimbursed Mr. Rushe for tax liabilities arising as a result of this arrangement. We forgave a total of (euro)179,880 of this loan, including principal and interest and reimbursement of associated tax liabilities. Following the termination of Mr. Rushe's employment with us in late May 2001, approximately $92,502 ((euro)101,752) of the loan became due and payable. This amount was settled by Mr. Rushe by transferring to us CompleTel LLC units he owned, representing approximately 64 of our Ordinary shares and having market value equal to the amount due for repayment as of the date of transfer.

         In December 2000, we loaned William Pearson, at the time, our Managing Director, President and Chief Executive Officer, the principal amount of U.S.$1.5 million. The principal amount, together with accumulated interest at the annual rate of 7% was originally scheduled to be due and payable on the earlier of December 31, 2001, or 180 days after any termination of employment. Effective as of December 11, 2001, the maturity date for this loan was extended to December 31, 2002, or 180 days after any termination of employment. As a result of Mr. Pearson's resignation from our Supervisory Board on February 22, 2002, the loan became due and payable on August 19, 2002. This loan is secured by a pledge on 1,430 of our Ordinary shares.

         In April 2001, we granted Timothy Samples, our then Chief Executive Officer, an incentive bonus, which was structured as a loan agreement, pursuant to which we made a (euro)865,000 forgivable loan to Mr. Samples. The loan accrued interest at 6%, compounded quarterly, and became due February 28, 2002. In accordance with its terms, we forgave the repayment of the loan (including interest and reimbursement of associated tax liabilities), as Mr. Samples was still employed by us.

         In March 2000, a limited number of our employees obtained interest-bearing loans in an approximate aggregate principal amount of
(euro)2 million from a commercial bank to purchase shares in our initial public offering. The shares purchased by these employees were pledged to the bank as a security for the repayment of the loans. In connection with these loans, we entered into certain arrangements with these employees and the lending bank, including indemnity letters under which we agreed to pay the lending bank the amount of any shortfalls from the amount payable on these loans (including interest); that is, the difference between the amount due for repayment and the proceeds of the sale of the pledged shares. In accordance with their terms, the loans matured in September 2001. In August 2001, the employees decided to prepay the loans prior to the maturity date. On August 16, 2001 the commercial bank sold the 111,827 Ordinary shares pledged to it by the employees and used the proceeds from such sale to reimburse the amount of the loans. We paid to the lending bank the amount of approximately (euro)1.8 million, which represented the difference between the proceeds of the sale of the pledged sales and the amount due for repayment on the maturity of the loans.

                                 PROPOSALS

Proposal 1  -- Designation and Election of Supervisory Directors

         Our Supervisory Board supervises the conduct of our Board of Management and our general course of affairs. Pursuant to our Articles of Association, which were amended with effect from September 18, 2002, the Supervisory Board shall consist of two Supervisory Directors until such time as the general meeting is held at which the Supervisory Directors A, B and C are appointed at the general meeting, following which time the Supervisory Board shall be composed of two Supervisory Directors A, two Supervisory Directors B, and two Supervisory Directors C.

         Following the reconstitution of the Supervisory Board as a six-member body, the Supervisory Directors A will be appointed by the general shareholders' meeting from a binding nomination drawn up by the combined meeting of holders of Preferred A shares and holders of C shares, of at least two nominees for each vacancy to be filled. The binding nomination shall be drawn up within four months after the occurrence of a vacancy to be filled. If the combined meeting of holders of Preferred A shares and holders of C shares fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the general meeting of shareholders is free to make the appointment.

         Supervisory Directors B are appointed by the general meeting of shareholders from a binding nomination drawn up by the meeting of holders of Preferred B shares, of at least two nominees for each vacancy to be filled. If the meeting of holders of Preferred B shares fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the general meeting of shareholders is free to make the appointment.

         Supervisory Directors C are appointed by the general meeting of shareholders from a binding nomination drawn up by the two-member Supervisory Board of at least two nominees for each vacancy to be filled. If the Supervisory Board fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the general meeting of shareholders is free to make the appointment. The Supervisory Directors C are appointed until the close of the shareholders' meeting at which the annual accounts for the year 2002 are considered, at which time they shall be immediately eligible for re-election.

         Following the reconstitution of the Supervisory Board as a six-member body, the Supervisory Directors C will be appointed by the general meeting of shareholders from a binding nomination drawn up by the Supervisory Board of at least two nominees for each vacancy to be filled and approved by the Supervisory Directors A and the Supervisory Directors
B. If the Supervisory Board fails to make use of its right to draw up a binding nomination or fails to do so in a timely manner, the general meeting of shareholders is free to make the appointment.

         The general meeting of shareholders may at all times override the binding nature of the Supervisory Board's nomination by adopting a resolution to this effect with two-thirds of the votes cast at a meeting representing more than half of the issued capital.

         Every two years the Supervisory Directors must resign at the close of the shareholders' meeting at which the annual accounts are considered, and will be immediately eligible for re-election.

         Members of the Supervisory Board may be suspended or dismissed by the General Meeting at any time. A resolution of the General Meeting to suspend or dismiss members of the Supervisory Board requires a majority of two-thirds of the votes, representing more than half of the issued capital, unless the proposal concerned has been made by the combined meeting of holders of Preferred A shares and holders of C shares in the event of a suspension or dismissal of a Supervisory Director A, or by the meeting of holders of Preferred B shares in the event of a suspension or dismissal of a Supervisory Director B, as the case may be. A suspension may last no longer than three months in total, even after having been extended one or more times. In case no decision on a termination of the suspension or dismissal has been made following such time, the suspension ends.

         Following the completion of our Recapitalization on September 17, 2002, James E. Dovey, Paul J. Finnegan, James H. Kirby and James N. Perry, Jr. resigned as members of our Supervisory Board.

         Our Supervisory Board and Board of Management propose to designate our two Supervisory Directors, Lawrence F. DeGeorge and James C. Allen as Supervisory Directors A.

         Pursuant to a meeting of the holders of our Preferred B shares held on November 27, 2002, a binding nomination was drawn up for the election of Jean-Pierre Vandromme and Marie-Laure Ducamp Weisberg for the first vacancy and Duncan Lewis and Paul Alexander Joost Westhoff for the second vacancy of the Supervisory Directors B.

         On November 13, 2002, our Supervisory Board adopted a resolution making binding nominations of Jean Marie Descarpentries and Paul Alexander Joost Westhoff for the first vacancy and Dominique Vignon and Marie-Laure Ducamp Weisberg for the second vacancy of the Supervisory Directors C.

         The designees and nominees have each indicated that they are willing to be designated or elected, as the case may be, and serve as members of our Supervisory Board.

Supervisory Directors A

         Lawrence F. DeGeorge, age 57, has served as a member of our Board of Management from January 2000 to March 2000, when, upon the consummation of the initial public offering of our shares, he stepped down from this position and was elected to our Supervisory Board. He also has served as a Director of CompleTel LLC since January 1998. Mr. DeGeorge is a private investor who has managed and participated in a number of principal equity investments in technology and communications companies, including, since December 1995, as President and Chief Executive Officer of LPL Investment Group, Inc., LPL Management Group, Inc. and DeGeorge Holdings Ltd. From June 1987 to January 1991, Mr. DeGeorge held various positions with Amphenol Corporation, including serving as President from May 1989 to January 1991, as Executive Vice President and Chief Financial Officer from June 1987 to May 1989 and as a director from June 1987 until January 1991. Mr. DeGeorge also currently serves as a director of Advanced Display Technologies, which is a publicly traded company, and several private companies, including GigaRed LLC, iplan networks, HomeSource Capital Mortgage LLC and Cervalis LLC.

         James C. Allen, age 56, has served as a member of our Supervisory Board since the consummation of the initial public offering of our ordinary shares in March 2000. He also has served as a Director of CompleTel LLC since December 1998. From March 1993 to January 1998, Mr. Allen was the CEO and Vice-Chairman of Brooks Fiber Properties, Inc. Since June 1998, Mr. Allen has acted as an investment director and member of Meritage Investment Partners LLC, a Denver-based private equity firm that invests exclusively in telecommunication companies. Mr. Allen also currently serves on the boards of directors of Masergy, Inc. and of Xspedius, Corp., each, a privately held U.S. telecommunications company, and of David Lipscomb University in Nashville, Tennessee.

Supervisory Directors B

         First position:

         Jean-Pierre Vandromme, age 49, is currently the Chairman, President and CEO of Ventelo (formerly GTS Business Services). Mr. Vandromme has over 30 years' experience in the telecommunications industry. Prior to his work with Global Telesystems, Mr. Vandroome served as the Commercial Director for Combelga-Russia, a joint venture between Belgacom, Alcatel, Moscow City Telephone Network and Comincom. From September 1994 to September 1998, Mr. Vandromme served as the First Deputy - General Director of Sovintel GTS-Russia, a joint venture between Global Telesystems (GTS) and Rostelcom, Russia's national carrier, where Mr. Vandromme succeeded in transforming Sovintel into the largest alternative international carrier in Russia. From March 1998 to March 1999, Mr. Vandromme served as Vice President and Chief Operating Officer of GTS Russia, where he was responsible for developing a strategy to take the Company public in order to shield the shareholders from the effects of the Russian financial crisis. In April 1999, Mr. Vandromme served as Vice President and, in February 2000, President of GTS-Business Services, during which time Mr. Vandromme oversaw key acquisitions and integrations of strategic telecommunications assets. As President of GTS-Business Services, Mr. Vandromme was responsible for operational P&L for the company's retail channel with activities in 12 European countries. Mr. Vandromme served as CEO of GTS Business Services from November 2000 to September 2001.

Marie-Laure Ducamp Weisberg, age 42, served as the general counsel of Completel Europe N.V. from October 16, 2001 until November 30, 2002. While at Completel, Ms. Weisberg played a vital role in the implementation of our Recapitalization plan, completed on Sept. 17, 2002, which eliminated all of our outstanding debt and resulted in total new equity investment of
(euro)43.7 million, exceeding the estimated (euro)30 million needed to reach cash flow breakeven. As of December 4, 2002, Ms. Weisberg serves as General Counsel for NextiraOne Europe, a provider of network services and voice, data and converged technology solutions to enterprises worldwide.

         Second position:

         Duncan Lewis, age 51, is currently a member of the Board of Directors of Viridian Plc. Mr. Lewis is an experienced professional in the telecommunications, Internet, and media industries. Prior to becoming a director of Viridian, Mr. Lewis served, from January 2001 to March 2002, as Chief Executive and President of GTS Inc., where he was responsible for running Europe's largest optical and Internet network, carrying over 25% of Europe's Internet traffic. During his service at GTS Inc., Mr. Lewis oversaw the first successful restructuring of an alternative network provider in Europe. From 1998 to December 2000, Mr. Lewis served as the Managing Director and Chief Corporate Development Officer of Equant N.V., which runs the world's third largest global data network, where he had overall responsibility for the strategic and operational development of the business, and from July 1998, overall responsibility for day-to-day global operations. While at Equant N.V., Mr. Lewis brought the company to profitability within three years of its start-up, and oversaw the Company's IPO in 1998 and two secondary offerings in 1999, raising a total of $8 billion. From 1991 to 1996, Mr. Lewis was employed with Cable & Wireless plc, where he served as managing director of Cable & Wireless Business Networks from 1991 to 1994, CEO of Cable & Wireless Europe from 1992 to 1993, and Vice Chairman of Cable & Wireless Inc. from 1993 to 1994. While at Cable & Wireless, Mr. Lewis was responsible for the development of the new C&W Business Networks designed to offer global voice and data services to the Group's multinational customers. Mr. Lewis also served as the Chief of Strategic Planning and Operations and as a member of the executive board of Hawker Sidley plc from 1990 to 1991 and served as Director of various divisions of BT plc. from 1996 to 1998.

         Paul Alexander Joost Westhoff, age 37, is a lawyer at Stibbe law firm in Amsterdam, The Netherlands. Mr. Westhoff specializes in corporate law, including incorporations of public and private companies, mergers and acquisitions, reorganizations and capital markets transactions. Since 1999, Mr. Westhoff has provided us legal services through a retention agreement between ourselves and Stibbe law firm and played a key role in the completion of our operational restructuring and Recapitalization.

Supervisory Directors C

         First position.

Jean-Marie Descarpentries, age 66, serves as an independent Board Member of seven different companies. Since 2001, Mr. Descarpentries has served as the President of Board of Directors of Sidel, the world's leading manufacturer of blow-moulding machines for plastic bottles and a provider of a comprehensive array of packaging products. Mr. Descarpentries graduated from the Ecole Polytechnique and began his career with the Shell group and went on to become a Consultant-Partner at McKinsey, and served as general manager of Glaverbel SA and Saint-Gobain. Mr. Descarpentries earned an international reputation as a leading business manager largely as a result of his work at CarnaudMetalBox, a European leader in food packaging, where, from 1982-1991 he served as Board Member, General Manager, and then President, as well as for his work at Bull, a European leader in information technology. From 1994 to 1997, Mr. Descarpentries served as the CEO of Bull, where he presided over a two-year turn around of the company from recording annual losses of (euro)760,000 to earning net profits of
(euro)467,000 in 1995 and (euro)924,000 in 1997, the return of the company to positive growth, and a sixfold increase in share value. An Officer of the Legion d'Honneir and l'Ordre National du Merite, Fortune magazine in 1989 distinguished Mr. Descarpentries as one of the 25 most influential business leaders.

         Marie-Laure Ducamp Weisberg, age 42, served as the general counsel of Completel Europe N.V. from October 16, 2001 until November 30, 2002. While at Completel, Ms. Weisberg played a vital role in the implementation of our Recapitalization plan, completed on Sept. 17, 2002, which eliminated all of our outstanding debt and resulted in total new equity investment of
(euro)43.7 million, exceeding the estimated (euro)30 million needed to reach cash flow breakeven. As of December 4, 2002, Ms. Weisberg serves as General Counsel for NextiraOne Europe, a provider of network services and voice, data and converged technology solutions to enterprises worldwide.

         Second position.

         Dominique Vignon, age 55, is the Chairman of Gemplus Card International, where he has responsibility for Gempus's relations with the French government authorities as well as the unions while the company undergoes a restructuring. Mr. Vignon is a graduate of France's renowned engineering school, the Ecole Polytehcnique, and of the leading French Civil Engineering School, the Ecole National des Ponts et Chaussees. After an assignment as a civil engineer in the central administration of the French Ministry for Equipment, he joined the nuclear industry in 1975, first with Electricite de France. Mr. Vignon joined the Framatome Group in 1990, where he was appointed Chief Executive of Nuclear Power International
(NPI), the joint subsidiary of Framatome and Siemens for the development of the European pressurized water reactor (EPR). In 1993, Mr. Vignon took over as Chairman the newly organized Jeumont Industries, and from 1995 he was also Managing Director of Framatome's nuclear business. In 1996, Mr. Vignon was appointed Chairman and CEO of the Framatome Group, and, following the merger of the nuclear activities of Framatome and Siemens in January 2001, he was CEO of the new joint venture company Framatome ANP, a company with 93 reactors in operation, 13,300 employees, and (euro)2.5 billion turnover. Mr. Vignon served as CEO of Framatome ANP until December 2001.

         Paul Alexander Joost Westhoff, age 37, is a lawyer at Stibbe law firm in Amsterdam, The Netherlands. Mr. Westhoff specializes in corporate law, including incorporations of public and private companies, mergers and acquisitions, reorganizations and capital markets transactions. Since 1999, Mr. Westhoff has provided us legal services through a retention agreement between ourselves and Stibbe law firm and played a key role in the completion of our operational restructuring and Recapitalization.

         Our Management and Supervisory Boards recommend a vote for each of Lawrence F. DeGeorge and James C. Allen to be designated as Supervisory A Directors, and for Jean-Pierre Vandromme, Duncan Lewis, Jean-Marie Descarpentries, and Dominque Vignon to be appointed as a member of our Supervisory Board. Proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

 Proposal 2  --  Approval of Remuneration Plan for Supervisory Directors B and C

         On November 5, 2002, our Supervisory Directors approved a proposal for the implementation of a remuneration plan for our Supervisory Directors (the "Plan"). Under the Plan, subject to shareholder approval, each of our Supervisory Directors B and Supervisory Directors C (each, an "Optionee") will receive options to purchase 20,000 of our Ordinary shares, with a total of 80,000 options authorized to be issued to the Supervisory Directors B and Supervisory Directors C as a group under the Plan. It is proposed that the shareholders determine that each of the Supervisory Directors B and C will receive 20,000 options under the plan.

           The terms of the Plan are as follows:

         Benefits under the Plan.


---------------------------------------------------------------------------------------------------------
                     CompleTel Europe N.V. Supervisory Directors Remuneration Plan
---------------------------------------------------------------------------------------------------------
Optionees                            Value of Grant(1)                  Number of Ordinary Shares
                                                                        Underlying the Options Granted
------------------------------------ ---------------------------------- ---------------------------------
All Supervisory Directors B and C    N/A                                80,000
as a group
------------------------------------ ---------------------------------- ---------------------------------


         (1) The value of the stock options to be granted pursuant to the Plan constitutes the positive difference, if any, between: (i) the value of the Ordinary shares to be issued upon exercise of the options and (ii) the exercise price of the options. Accordingly, the value of the grant cannot be determined prior to the exercise of the options.

         Term of the Plan. The Plan has a term of nine years from the date of its adoption by the general meeting, and is to be administered by our Management Board.

           Term of the Options. All options granted under the Plan will be exercisable within a six year period following the date the options are granted (the "Grant Date."), subject to various limitations as more fully set forth below.

         Vesting, Exercise Terms and Exercise Price. All options granted under the Plan will vest on the Grant Date, and will be exercisable under the following conditions and exercise price:

         o 33.33% of the options will be exercisable as from December 15, 2003, at an exercise price corresponding to the market price of the Ordinary shares at the Grant Date;

         o 33.33% of the options will be exercisable as from December 15, 2004, at an exercise price corresponding to the market price of the Ordinary shares at the Grant Date;

         o 33.33% of the options will be exercisable as from December 15, 2005, at an exercise price corresponding to the market price of the Ordinary shares at the Grant Date.

         In any event, the exercise price of the options must be equal to the greater of (i) 80% of the average quotation price of the Ordinary shares on the Paris Stock Exchange during the twenty trading sessions preceding the Grant Date and (ii) the price of the Ordinary shares on the Paris Stock at the Grant Date.

Conditions to the Exercise of the Options.

         o Dismissal, Resignation, Death. In the event of death, disability, resignation or dismissal of an Optionee, the Optionee (or their heirs in case of death) may exercise the options only up to the number of such options the Optionee would be entitled to exercise on the date of such event.

               In the case of an Optionee's death, such Optionee's heirs will have to exercise the options within the six-month period following such death, not withstanding the term of the nine year term of the Plan.

               Upon resignation or dismissal, all vested options must either be exercised or are forfeited.

               The grant of stock options shall not constitute a right to continuation of Optionee's service as a Supervisory Director, or as a prohibition for the Optionee or for the General Meeting to terminate the Optionee's directorship.

         o Change of control. Granted options will become immediately exercisable in the case of a change of control, which is defined as any of the following:

               o any event which results in the participation of Meritage and DeGeorge in our share capital falling below 40% (with any outstanding C Shares being taken into account for the purpose of this computation);
               o any merger or transaction between ourselves and another entity which would result in Meritage and DeGeorge holding less than 40% of our share capital or of the surviving entity;
               o any merger or transaction which results in our Ordinary shares being delisted from the Paris Stock Exchange; and
               o any transfer, sale, assignment, merger or transaction of any kind resulting in our Dutch holding company, CompleTel Europe N.V., holding (whether directly or indirectly) less than 51% of the share capital of our operating subsidiary, Completel SAS.

Non Transferability of Options. No sale, pledge, assignment, transfer in any manner of the options will be authorized except for those resulting from the laws of descent or distribution.

Governing Law.  The Plan will be subject to the laws of Netherlands.

         Our Management and Supervisory Boards recommend a vote for proposal 2, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.

Proposal 3 - Appointment of Independent Auditors


         It is proposed to appoint the firm of Deloitte & Touche as independent auditors to audit our books and records for the until the close of the annual meeting at which our accounts for the financial year ended December 31, 2002 are considered, as recommended by our Board of Management, Supervisory Board and the Audit Committee.

    Our Management and Supervisory Boards recommend a vote for proposal
        3, and proxies executed and returned will be so voted unless contrary instructions are indicated thereon.


                        FUTURE SHAREHOLDER PROPOSALS

     Following the Meeting, we anticipate that our Supervisory Board will be composed of a majority of non-U.S. persons. As a result, we will become a Foreign Private Issuer under U.S. securities laws and will no longer be subject to certain requirements under such laws, including the requirement to file proxy statements with the Securities and Exchange Commission in respect of shareholder solicitations.


                                   PROXY

               Extraordinary General Meeting of Shareholders

                           COMPLETEL EUROPE N.V.
       ______________________________________________________________

    THIS PROXY IS BEING SOLICITED ON BEHALF OF THE SUPERVISORY BOARD AND BOARD OF MANAGEMENT OF COMPLETEL EUROPE N.V. FOR THE EXTRAORDINARY GENERAL
              MEETING TO BE HELD ON MONDAY, DECEMBER 16, 2002

         The undersigned, who is a registered holder of Series A Convertible Preferred shares, Series B Convertible Preferred shares, Ordinary shares or Series C shares of CompleTel Europe N.V. ("CompleTel"), hereby constitutes and appoints John Hugo, Lawrence F. T. DeGeorge, Paul A.
J. Westhof and/or Netherlands Management Company B.V., and each of them, true and lawful attorneys and proxies, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the extraordinary general meeting of shareholders of CompleTel, to be held at the offices of Stibbe, Stibbetoren, Strawinskylaan 2001 1077 ZZ Amsterdam, The Netherlands, on Monday, December 16, 2002, at 1:00 pm, local time, and any adjournment thereof, with all powers of the undersigned would possess if personally present, and to vote, in accordance with the instructions set forth in this proxy, the number of Ordinary shares, Convertible Preferred A Shares, Convertible Preferred B Shares and/or C shares the undersigned would be entitled to vote if personally present.


         THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE
RECOMMENDATIONS OF THE SUPERVISORY BOARD AND BOARD OF MANAGEMENT OF COMPLETEL EUROPE N.V., WHICH RECOMMEND A VOTE FOR EACH OF PROPOSALS LISTED BELOW, AND A VOTE FOR EACH OF THE FIRST NOMINEES FOR THE SUPERVISORY DIRECTORS B AND C.



                                 IMPORTANT
         DATE, SIGN AND RETURN YOUR PROXY CARD SO THAT IT IS RECEIVED NO LATER THAN 5:00 P.M. (AMSTERDAM TIME) ON DECEMBER 12, 2002 BY NETHERLANDS MANAGEMENT COMPANY B.V. AT THE FOLLOWING ADDRESS:

Netherlands Management Company B.V.
Locatellikade 1,
1076 AZ  Amsterdam,
The Netherlands
Fax: +31.20 4206190



{X} Please mark your vote as shown in this example.

1.  Designation and Appointment of Supervisory Directors

a. To approve the designation of the present members of the Supervisory Board as Supervisory Directors A:

First Position
Lawrence F. DeGeorge
{  } FOR       {  }  AGAINST       {  } ABSTAIN

Second Position
James C. Allen
{  } FOR       {  }  AGAINST       {  } ABSTAIN

b. To appoint the following nominees as Supervisory Directors B:

First Position

First Nominee:  Jean-Pierre Vandromme
{  } FOR       {  }  AGAINST       {  } ABSTAIN
Second Nominee:  Marie-Laure Ducamp Weisberg
{  } FOR       {  }  AGAINST       {  } ABSTAIN

Second Position
First Nominee:  Duncan Lewis
{  } FOR       {  }  AGAINST       {  } ABSTAIN
Second Nominee:  Paul Alexandre Joost Westhoff
{  } FOR       {  }  AGAINST       {  } ABSTAIN

c. To appoint the following nominees as Supervisory Directors C until the close of the annual general meeting at which are accounts for the financial year ended December 31, 2002 are considered:

First Position


First Nominee:  Jean-Marie Descarpentries
{  } FOR       {  }  AGAINST       {  } ABSTAIN
Second Nominee:  Marie-Laure Ducamp Weisberg
{  } FOR       {  }  AGAINST       {  } ABSTAIN

Second Position
First Nominee:  Dominque Vignon
{  } FOR       {  }  AGAINST       {  } ABSTAIN
Second Nominee:  Paul Alexandre Joost Westhoff
{  } FOR       {  }  AGAINST       {  } ABSTAIN


2. To approve the Remuneration Plan for Supervisory Directors B and C and to determine that each of the Supervisory Directors B and C will receive 20,000 options under the Remuneration Plan.

              {  } FOR     {  } AGAINST     {  } ABSTAIN

3. To appoint Deloitte and Touche as our independent auditors until the close of the annual general meeting at which our accounts for the financial year ended December 31, 2002 are considered.

             {  } FOR      {  } AGAINST     {  } ABSTAIN



                                                   Dated:__________, 2002
_____________________
Signature

_____________________
Joint-Owner (if any) Signature


NOTE: Please sign exactly as name appears hereon. If shares are held jointly, each joint holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer's capacity.


                              ATTENDANCE FORM

                           COMPLETEL EUROPE N.V.

  EXTRAORDINARY GENERAL MEETING TO BE HELD ON WEDNESDAY, DECEMBER 16, 2002

         The undersigned, who is a registered holder of Series A Convertible Preferred shares, Series B Convertible Preferred shares, Ordinary shares or Series C shares of CompleTel Europe N.V. ("CompleTel"), hereby notifies CompleTel that it wishes to attend and exercise shareholder rights at the extraordinary general meeting of CompleTel to be held at the offices of Stibbe, Stibbetoren, Strawinskylaan 2001 1077 ZZ Amsterdam, The Netherlands, on Monday, December 16, 2002, at 1:00 pm, local time, and any adjournment thereof, and requests that CompleTel add its name to the admission list for the meeting.

         Please indicate by check mark if you intend to be represented at the extraordinary general meeting by an agent or a power of attorney.
Yes [  ] No [ ]

                                                    Dated:__________, 2002
_____________________
Signature

_____________________
Joint-Owner (if any) Signature


NOTE: Please sign exactly as name appears on this form. If shares are held jointly, each joint holder should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should indicate the capacity in which they sign. An authorized officer signing on behalf of a corporation should indicate the name of the corporation and the officer's capacity.


                                 IMPORTANT
DATE, SIGN AND RETURN YOUR ATTENDANCE FORM IN THE ENCLOSED ENVELOPE SO THAT IT IS RECEIVED NO LATER THAN 5:00 P.M. (AMSTERDAM time) ON DECEMBER 12, 2002, BY NETHERLANDS MANAGEMENT COMPANY AT THE FOLLOWING ADDRESS:

Netherlands Management Company B.V.
Localtellikade 1
1076 AZ AMSTERDAM
The Netherlands
Fax:  +31 20 4206190